Exhibit 10.18

Letter Agreement

This letter agreement is entered into as of this 15th day of March 2005 among Enpath Medical, Inc., a Minnesota corporation formerly known as Medamicus, Inc. (“Enpath”), BIOMEC Inc., an Ohio corporation (“BIOMEC”) and BIOMEC Technology Inc., a Minnesota corporation formerly known as BIOMEC Cardiovascular Inc. (“Subsidiary”) to document the agreement and understanding of the parties.  Enpath, BIOMEC and Subsidiary agree as follows:

1.                                       In a letter agreement dated February 26, 2004 (“February 26 Agreement”), Enpath and BIOMEC agree to amend the Asset Purchase Agreement dated July 21, 2003 to set a value for the shares of common stock of Enpath to be delivered to BIOMEC under the 2004 Contingent Payment equal to a Base Price of $13.62, with the price to be no higher than $15.63 per share and no lower than $11.56 per share.

2.                                       In the February 26 Agreement, BIOMEC and Enpath also agreed that that 20 percent of the value of the 2004 Contingent Payment would be made in cash, and 80 percent of the value would be made in Enpath common stock as computed above.

3.                                       In the February 26 Agreement, Enpath also agree that BIOMEC would be allowed to distribute to its shareholders 1,066,901 shares of Enpath common stock immediately after March 31, 2004, rather than only distribute 500,000 shares as allowed under the Agreement, and BIOMEC distributed substantially all the 1,066,901 shares to its shareholders in April 2004.

4.                                       In the February 26 Agreement, Enpath agreed that it would continue to nominate and solicit proxies for re-election of the Chairman of BIOMEC until the later of (a) the date on which the 2004 Contingent Payment is paid (or, if no 2004 Contingent Payment is due, March 31, 2005) or (b) such time as BIOMEC and its affiliates held less than 5% in the aggregate of the outstanding voting power of Enpath.

5.                                       BIOMEC advised ENPATH that Action #1 and #2 would require approval by BIOMEC shareholders and BIOMEC received shareholder approval in April 2004 and, as a result the price and payment provisons of the February 26 Agreement and this letter are in effect.

6.                                       Enpath and BIOMEC together with Subsidiary subsequently entered into Amendment No.1 substantially in the form approved by shareholders of BIOMEC, which memorialized changes to Section 2.4, Section 2.5.3 and Section 7.6 of the Agreement.

7.                                       The February 26 Agreement and the amendment to Section 7.6 of the Agreement stated that Enpath and BIOMEC would cooperate and negotiate in good faith with respect to the designation of the affiliates of BIOMEC and the process for determining the ownership interests of such affiliates.

8.                                       Enpath and BIOMEC hereby agree, that in order to enable Enpath to prepare and mail its proxy statements in a timely manner and include the Chair of BIOMEC (or such other person as Enpath and BIOMEC may mutually agree) as a director, on or prior to March 15, 2005 and on or prior to February 1 of each subsequent year in which it believes its affiliates own five percent to Enpath, BIOMEC will provide to Enpath a list of BIOMEC’s affiliates and the current Enpath shareholdings of these affiliates.  If Enpath is unable to confirm the ownership from its books and records, BIOMEC will provide Enpath with documentation from its affiliates confirming their ownership.

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the as of the date first written above.

ENPATH MEDICAL, INC.

By:	James D. Hartman
Name:	James D. Hartman
Title:	CEO

BIOMEC TECHNOLOGY INC.

By:	Trevor O. Jones
Name:	Trevor O. Jones
Title:	Chairman

BIOMEC INC.

By:	Trevor O. Jones
Name:	Trevor O. Jones
Title:	Chairman